Checkpoint Systems Inc.

                          COMPENSATION OPTION AGREEMENT

     This OPTION AGREEMENT (this "Agreement") is made as of January 1, 1995, by and between Checkpoint Systems, Inc. ("Checkpoint"), a Pennsylvania corporation and Gerald L. Wolken ("Wolken"), an individual residing in Ft. Meyers, Florida.

     Checkpoint and MLE Enterprises, Inc. have entered into that certain Consulting Agreement (the "Consulting Agreement") dated January 13, 1995, pursuant to which MLE Enterprises, Inc. will provide consulting services for Checkpoint. As part of the consideration for the services to be provided by MLE Enterprises, Inc. under the Consulting Agreement, Checkpoint has agreed to grant the options provided by this Agreement to Gerry Wolken.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound, the parties hereto agree as follows:

     1. Grant of Option: Checkpoint hereby grants to Wolken the following Non-Qualified Stock Options (the "Options") to purchase a total of 20,000 shares (the "Option Shares") of Checkpoint's Common Stock, par value $.10 per share ("Common Stock") at the purchase price of $19.625 (the "Option Price") per share (being 100% of the fair market value per share of Common Stock on the date hereof as determined by Checkpoint).

        (a) Option Grant Number 1 ("Grant 1") to purchase 10,000 shares of Checkpoint's Common Stock, par value $.10 per share at the purchase price of $19.625 per share.

        (b) Option Grant Number 2 (Grant 2) to purchase 10,000 shares of Checkpoint's Common Stock, par value $.10 per share at the purchase price of $19.625 per share.

     All shares of Common Stock authorized to be issued on the exercise of the Options granted hereunder shall be either authorized but unissued shares or shares held by Checkpoint in its Treasury.

     2. Time of Exercise of Option. The vested and exercisable portion of Grants 1 and 2 as determined in accordance with Section 3, are exercisable for a period of five (5) years beginning on the date Grants 1 and 2 first become exercisable. Grant 1 shall become exercisable beginning on June 30, 1995 and Grant 2 shall become exercisable beginning on June 30, 1996, provided however, that in the case of each Grant, and as a precondition of exercise, the business plan referred to in the Consulting Agreement shall have been attained or exceeded for each respective year. In the event the appropriate business plan is attained, as set forth in the preceding sentence, thereafter the respective Grant shall be freely exercisable during the remaining term of the respective Grant shall be freely exercisable during the remaining term of the Option. In the event the conditions applicable to Grants 1 and 2 are not attained within the


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respective time periods, Grants 1 and 2 terminate. Notwithstanding anything contained in this Agreement to the contrary the Options granted herein shall expire on the earlier of 45 days after the date upon which services to the Company by MLE Enterprises, Inc. terminate or the dates calculated in accordance with the first sentence in this Section 2.

     3. Vesting. The Options shall be vested on the date hereof, and exercisable as provided in Section 2.

     4. Terms of Payment. Full payment of the Option Price for any Option Shares with respect to which this Option is exercised shall be made in cash or by personal or certified check, bank draft or postal or express money order, on the date notice of exercise of the Option is given by Wolken to Checkpoint.

     5. Partial Exercise. The vested portion of this Option may be exercised in whole or in part, subject to the provisions of this Agreement. Fractional shares will not be issued.

     6. Stock Certificates. Upon the exercise of the Option, appropriate stock certificates shall be issued to Wolken. The issuance of such stock certificates shall vest in the holder all rights as a shareholder with respect to the Option Shares evidenced thereby. Any stock certificate issued hereunder may contain such securities law or other legends as Checkpoint deems appropriate.

     7. Transferability. The Option shall be exercisable only by Wolken or his permitted assigns heirs, executors or administrators, as the case may be, and the Option is not assignable or transferable otherwise than upon the prior written consent of Checkpoint.

     8. Adjustments to Number of Shares. In the event of any change in the shares of Common Stock by reason of any stock dividend, recapitalization, reorganization merger, consolidation, split-up, combination, or exchange of such shares at a price substantially below fair market value, or rights offering to purchase such shares, or of any similar change affecting such shares of Common Stock, the number and kind of Option Shares subject to this Option and the Option Price shall be appropriately adjusted to prevent substantial dilution or enlargement of the rights granted to Wolken hereunder.

     9. No Rights As a Stockholder. Wolken shall have no rights as a stockholder with respect to the Option Shares until the date as of which a stock certificate is issued pursuant to exercise of the Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, other property) or distributions or rights for which the record date is prior to the date such stock certificate is issued. Any stock dividends shall result in adjustment of the number of shares pursuant to Section 8.

     10. Tax and Securities Laws Matter. Wolken acknowledges and agrees that the Option has not been, and the Option Shares will not be upon issuance, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold without registration under the Securities Act of 1933, as amended, and compliance with state


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securities laws, unless an exemption therefrom is applicable. Wolken represents that he is acquiring the Option and will acquire the Option Shares for investment purposes only and has no present intention of disposing of the Option or, upon issuance, the Option shares.

     11. Notices. All notices hereunder shall be sent by registered or certified mail, return receipt requested, or by overnight courier guaranteeing next day delivery to the following addresses:

          (i)  if to Checkpoint, addressed to:

               Checkpoint Systems, Inc.
               Attention:  General Counsel
               101 Wolf Drive
               Thorofare, New Jersey 08086

          (ii) if to Wolken, addressed to:

               Mr. Gerald L. Wolken
               c/o MLE Enterprises, Inc.
               11595 Kelly Street, Suite 318
               Ft Meyers, Florida 33908

     12. Binding Effect. This Option Agreement shall be binding upon, and inure to the benefit of, Checkpoint and its successors and Wolken and his permitted assigns, heirs, executors and administrators.

     13. Integration and Governing Law. This Agreement comprises the entire understanding between the parties hereto as to the subject matter covered hereby and shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions thereof.

     IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the date and year first above written.

Gerald L. Wolken                          Checkpoint Systems, Inc.


/s/ Gerald L. Wolken                      By: /s/ Kevin P. Dowd
--------------------                          ---------------------------------
                                              (Signature)

                                                      Kevin P. Dowd
                                          -------------------------------------
                                                      (Printed Name)

                                          President and Chief Executive Officer
                                          -------------------------------------
                                                         (Title)